Exhibit 4.4

[FORM OF NOTICE TO STOCKHOLDERS ACTING AS NOMINEES]

PRO-PHARMACEUTICALS, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [            ] Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[            ] per Two Shares

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Pro-Pharmaceuticals, Inc. (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on February [    ], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of the Company’s Common Stock , on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on February [    ], 2009 and ends at 5:00 p.m., New York City time, on March [    ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “PRWP.OB”. The Rights will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board. The Rights may not be sold, transferred or assigned, unless otherwise required by applicable law.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase two shares of Common Stock at the subscription price of $[            ] per two shares (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for two whole shares of Common Stock; no fractional shares of Common Stock will be issued in the Rights Offering.

The Rights are evidenced by a subscription rights certificate (a “Subscription Certificate”) registered in your name or the name of your nominee.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Basic Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	Prospectus, dated February [ ], 2009; and

2.	A form of letter which may be sent to beneficial holders of the Company’s Common Stock.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, MacKenzie Partners, Inc., toll-free at the following telephone number: (800) 322-2885.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.